UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2009
M&T BANK CORPORATION

(Exact name of registrant as specified in its charter)
New York

(State or other jurisdiction of incorporation)

1-9861	16-0968385

(Commission File Number)	(I.R.S. Employer Identification No.)

One M&T Plaza, Buffalo, New York	14203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 842-5445
(NOT APPLICABLE)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     (a) The Board of Directors of M&T Bank Corporation adopted Amended and Restated Bylaws, effective as of November 16, 2009. The Amended and Restated Bylaws (the “bylaws”) were adopted in order to implement a majority vote standard in uncontested director elections. An amendment to Article I, Section 9 of the bylaws was adopted to change the vote standard for the election of directors from plurality to a majority of the votes cast in favor or against the election of a nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast by the holders of M&T Bank Corporation stock entitled to vote.
          In an uncontested election, if a nominee who already serves as a director is not elected, such director will tender his or her resignation to the Board of Directors. The independent members of the Board of Directors will act on the tendered resignation and publicly disclose and explain their decision within 90 days from the date of the certification of the election results. In making their decision, the independent members of the Board of Directors may consider any factors or other information that they consider appropriate and relevant, including the recommendation of the Nomination, Compensation and Governance Committee of the Board of Directors. The director who tenders his or her resignation will not participate in the recommendation of the Nomination, Compensation and Governance Committee or the decision of the independent members of the Board of Directors. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy may be filled by the Board of Directors pursuant to the provisions of Article II, Section 6 of the bylaws or the Board of Directors may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 1 of the bylaws.
Item 9.01.  Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.
3.5	M&T Bank Corporation Amended and Restated Bylaws, effective as of November 16, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M&T BANK CORPORATION
Date: November 18, 2009	By:	/s/ Drew J. Pfirrman
Drew J. Pfirrman
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.
3.5	M&T Bank Corporation Amended and Restated Bylaws, effective as of November 16, 2009.